UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Sections 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 1 February 2013

LASALLE RE HOLDINGS LTD

(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	1-16089 (Commission File Number)	98-0232340 (I.R.S. Employer Identification No.)

c/o Michael Morrison, John Wardrop
Joint Liquidators
LaSalle Re Holdings Limited (in liquidation)
Crown House, 4 Par-La-Ville Road
Hamilton HM 08, Bermuda	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (441) 295-5063

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulations FD Disclosure

Hamilton, Bermuda (1 February 2013): The Joint Liquidators (the “JLs”) of LaSalle Re Holdings Limited (the "Company")  are  providing  holders of the Company's Series A Preferred Shares, par value $1.00 per share (the "Preferred Shares"), with a status report of the affairs of the Company.  The Company's current reports on Form 8-K are available free of charge at the SEC's website www.sec.gov.

1. Company background

In August 2003, insolvency proceedings were initiated by the Company in both the United States and Bermuda.  The Supreme Court of Bermuda (the “Court”) ordered that Michael Morrison, of KPMG Advisory Limited in Bermuda, and John Wardrop of KPMG LLP in England be appointed Joint Provisional Liquidators to the Company and Joint Provisional Liquidators of the Company’s parent company, Trenwick Group Limited (“TGL”).

Concurrently Trenwick America Corporation (“TAC”), along with the Company and TGL, filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code (the “U.S. Bankruptcy Code”) with the United States Bankruptcy Court for the District of Delaware (the “U.S. Bankruptcy Court”), to run in parallel with the provisional liquidation in Bermuda.  In 2003 and 2004, the U.S. Bankruptcy Court approved the sale of the Company’s former UK-based affiliates and the reorganization of TAC, the holding company of TGL’s U.S. insurance entities, pursuant to which these former affiliates were separated and are no longer affiliated in any respect with the Company or TGL. Since there were insufficient assets to support the reorganization of the Company and TGL, the U.S. Bankruptcy Court dismissed the Company and TGL’s cases in 2004 in deference to the ongoing Bermudian liquidation proceedings.

Following the dismissal of their chapter 11 cases, the JPLs of the Company and TGL filed petitions under section 304 of the U.S. Bankruptcy Code and applications for certain injunctive relief (the “304 Petitions”) with the U.S. Bankruptcy Court.  The impetus behind the 304 Petitions was to investigate, and, if appropriate, prosecute various claims and causes of action that might exist in favour of the Company and TGL, and to protect and preserve the Company’s and TGL’s assets.  The relief sought in the 304 Petitions was granted by court orders of the U.S. Bankruptcy Court dated 26 May 2005.

The Company was placed into liquidation by the Court on 15 April 2005 and TGL was placed into liquidation by the Court on 4 November 2005.

2. Closure of the liquidation proceedings

LSRH’s few remaining assets have now been collected and its immediate holding company, TGL, is in the process of being dissolved.  The JL’s actions to finalise the Company’s affairs since the issuance of the last report are summarised below.

2.1 LaSalle Re Ltd (“LaSalle Re”)

LaSalle Re was a wholly owned subsidiary of the Company and was LSRH’s principal operating reinsurance subsidiary.  LaSalle Re is a Bermuda incorporated entity and, following the completion of a solvent Scheme of Arrangement, was placed into solvent members’ voluntary liquidation in 2008.

LaSalle’s subsidiary, LaSalle Re Corporate Capital Ltd (“LSRCC”), was a corporate capital vehicle at Lloyd’s of London.  Following the termination of LSRCC’s Lloyd’s obligations, the JLs of LaSalle Re appointed liquidators to wind-up LSRCC via a solvent members’ voluntary liquidation.

The liquidation of LaSalle and LSRCC resulted in a distribution to LSRH of approximately US$37 million.

2.2 Intercompany loan between LSRH and TGL

LSRH is the beneficiary of an inter-company loan issued by its parent company, TGL.  As a result of this inter-company debt, LSRH effectively held the remaining economic interest in TGL.   After payment of liquidation costs and expenses, TGL transferred its remaining funds to LSRH as partial satisfaction of the inter-company loan.

3. Quantum and timing of the final dividend to the Company’s Series A Preferred Shareholders

Under the Company’s constitutional documents, the Company’s Series A Preferred Shareholders are entitled to receive:

i.	a preference dividend in a liquidation of US$25 per share; and

ii.	accrued but unpaid dividends in a liquidation prior to payments to other shareholders.

The Funds available for distribution to shareholders of the Company will be paid to holders of the Company’s Series A Preferred Shares in priority to the Company’s common shareholders to the extent described above.

The final distribution to the Company’s preferred shareholders will total US$300,000 after provision for the final liquidation fees and the costs associated with the dividend distribution.  This equates to US$0.10 for each Series A Preferred share of the Company.  A liquidation dividend of US$10.50 per share was previously paid to holders of LSRH’s Series A Preferred Shares on 28 July 2008.  Following the payment of the final distribution the joint liquidators will have paid a total of US$10.60 per Series A share, totalling $31.8 million in distributions to shareholders.

The final liquidation dividend is payable on 15 February 2013 to the holders of the Company’s Series A Preferred Shares of record on the books of the Company at the close of business on 12 February 2013.

4. Future reporting

Following the payment of the final distribution to the Series A Preferred Shareholders the Company will be dissolved.  This report will therefore be the Company’s final 8K.

5.  Special Note Regarding "Forward Looking Statements”

This report contains certain “forward-looking statements” concerning current expectations about the winding-up of the Company, including other statements identified by the words "expects," "estimated," "believes", "intend" and similar expressions.  Such statements are subject to conditions, risks and uncertainties that may materially affect the actual results of the winding-up of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LASALLE RE HOLDINGS LTD (in liquidation)

Date: 1 February 2013	By:	/s/ Michael Morrison
	Name:	Michael Morrison
	Title:	Joint Liquidator

By:	/s/ John Wardrop
Name:	John Wardrop
Title:	Joint Liquidator

The Joint Liquidators act without personal liability.